EXHIBIT 99.1
Contact
Kevin J. Purcell
727-461-3000
For Immediate Release

Aerosonic Reports Fourth Quarter and Full Year Results

CLEARWATER, Fla. – April 7, 2010 - Aerosonic Corporation (NYSE AMEX: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, today announced its results for the fourth quarter and fiscal year 2010.

	Three Months Ended		Twelve Months Ended
	(Unaudited) January 31, 2010	(Audited) January 31, 2009	(Unaudited) January 31, 2010	(Audited) January 31, 2009
Sales, net	$6,711,000	$4,923,000	$31,136,000	$20,451,000
Gross profit	2,765,000	86,000	11,910,000	3,433,000
Operating income (loss)	480,000	(3,433,000)	4,143,000	(5,772,000)
Net income (loss)	1,602,000	(3,865,000)	4,261,000	(5,327,000)
Earnings (loss) per share
Basic	$0.43	$(1.07)	$1.15	$(1.48)
Diluted	$0.40	$(1.07)	$1.09	$(1.48)

Net sales for the fourth quarter of fiscal year 2010 increased $1,788,000, or 36%, to $6,711,000 when compared to $4,923,000 for the fourth quarter of fiscal year 2009.  Net sales were $31,136,000 during fiscal year 2010, an increase of $10,685,000, or 52%, when compared to $20,451,000 for fiscal year 2009.  Throughout fiscal year 2010, the Company made significant progress in transitioning the business after the interruption caused by the August 2008 fire.  In that regard, the Company was successful in stabilizing and improving upon critical manufacturing and planning processes.

Gross profit increased from 2% for the fourth quarter of fiscal year 2009 to 41% for the fourth quarter of fiscal year 2010.  Gross profit increased from 17% for fiscal year 2009 to 38% for fiscal year 2010.  During the comparable periods in fiscal 2009, the gross profit performance was negatively and significantly impacted by the effects of the fire in August 2008.  The significant improvements in gross profit performance in fiscal 2010 are due primarily to the increased manufacturing throughput combined with improvements in operational performance.

The Company reported net income for the three months ended January 31, 2010 of approximately $1,602,000, or $0.43 basic and $0.40 diluted earnings per share, versus a net loss of approximately ($3,865,000), or ($1.07) basic and diluted loss per share for the quarter ended January 31, 2009.  A significant contributor to the net income in the three months ended January 31, 2010 was a reported benefit for taxes of $1,312,000 primarily due to the adjustment of the remaining valuation allowance against deferred tax assets.  For the year ended January 31, 2010, the Company reported net income of approximately $4,261,000, or $1.15 basic and $1.09 diluted earnings per share, versus a net loss of approximately ($5,327,000), or ($1.48) basic and diluted loss per share for the year ended January 31, 2009.  The improvement in net income for the full year was driven by the increased sales volume, the improved gross margin performance, and the complete reversal of the $1,900,000 tax valuation allowance that was established in the prior year. For the year ended January 31, 2010, both the basic and diluted earnings per share in fiscal year 2010 included approximately $0.51 and $0.49, respectively, which was attributable to the reversal of the tax valuation allowance.

“Although fiscal year 2010 has been a transitional one for Aerosonic, I am pleased to report that we have been successful in delivering record operating earnings,” commented Doug Hillman, Aerosonic’s President and CEO.  “The Company was in a difficult situation a year ago as we worked to recover from the fire and a very challenging financial situation.  Through the year we were fortunate to attract some excellent people to join the dedicated team we have here at Aerosonic, and together we’ve developed a much more capable company.  We believe that we are now far better positioned to consistently deliver value to our customers and anticipate continued profitable growth as the economy and our markets begin to rebound.”

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products.  Locations of the Company include Clearwater, Florida and Charlottesville, Virginia.  For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.